THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call EVENT DATE/TIME: MAY 24, 2013 / 12:30PM GMT OVERVIEW: ANF reported 1Q13 net sales of $839m, operating loss of $14m, loss per basic share of $0.09 and loss per diluted share of $0.09. Expects full-year 2013 diluted EPS to be $3.15-3.25. Expects 2Q13 diluted EPS to be $0.28-0.33. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Co. - VP, Finance & Controller*

Mike Jeffries *Abercrombie & Fitch Co. - Chairman & CEO*

Jonathan Ramsden *Abercrombie & Fitch Co. - EVP & CFO*

CONFERENCE CALL PARTICIPANTS

Jay Sole *Morgan Stanley - Analyst*

Betty Chen *Wedbush Securities - Analyst*

Adrienne Tennant *Janney Montgomery Scott - Analyst*

Lorraine Hutchinson *BofA Merrill Lynch - Analyst*

Janine Stichter *BMO Capital Markets - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Barbara Wyckoff *CLSA Limited - Analyst*

Tom Filandro *Susquehanna Financial Group - Analyst*

Matt McClintock *Barclays Capital - Analyst*

Dorothy Lakner *Topeka Capital Markets - Analyst*

Brian Tunick *JPMorgan - Analyst*

Oliver Chen *Citigroup - Analyst*

Randy Konik *Jefferies & Company - Analyst*

Edward Yruma *KeyBanc Capital Markets - Analyst*

Blair Pearson *Robert W. Baird - Analyst*

Jennifer Black *Jennifer Black & Associates - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

Stephanie Wissink *Piper Jaffray - Analyst*

Dana Telsey *Telsey Advisory Group - Analyst*

Eric Beder *Brean Murray, Carret & Co. - Analyst*

Omar Saad *ISI Group - Analyst*

Jeff Black *Avondale Partners - Analyst*

Liz Dunn *Macquarie Research - Analyst*

Jerry Gray *Cowen and Company - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch first-quarter 2013 earnings results conference call. Today's call is being recorded. (Operator Instructions) We will open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the presentation question-and-answer session.

2

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

At this time I would like to turn the conference over to Brian Logan. Please go ahead. Brian Logan - Abercrombie & Fitch Co. - VP, Finance & Controller Good morning and welcome to our first-quarter earnings call. Earlier today we released our first-quarter sales and earnings, income statement, balance sheet, store opening and closing summary, and an updated financial history. Please feel free to reference these materials available on our website. Also available on our website is an investor presentation which we will be preferring to in our comments during this call. Today's earnings call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the Investors section. The call is scheduled for one hour. Joining me today are Mike Jeffries and Jonathan Ramsden. Before we begin I remind you that any forward-looking statements we may make today are subject to the safe harbor statement found in our SEC filings. In addition, due to the 53rd week in the fiscal 2012 retail year, first-quarter comparables sales are compared to the 13-week period ended May 5, 2012. Also as a reminder, the Company changed its method of accounting for inventory to the cost method effective February 2, 2013. As a result prior-year figures have been restated to reflect the change in accounting method. We will now begin the call with a few remarks from Mike followed by a review of the financial performance for the quarter from Jonathan and me. And after our prepared comments we will be available to take your questions for as long as time permits. With that I will turn the call over to Mike. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Good morning, everyone. Our results for the first quarter reflect a $0.16 improvement in earnings per share versus last year, including better-than-expected gross margin rate improvement and tight expense management. The first quarter proved to be more difficult than expected on the top line due to more significant inventory shortage issues than anticipated which were added to by external pressures. However, as we moved through the quarter our inventory position progressively improved and our comp sales trends improved accordingly. With the inventory headwinds largely behind us, we expect to see continued sequential improvement in the second quarter. For the quarter as a whole, we believe inventory accounted for approximately 10% of the comp sales decline due to both lower levels of fall carryover and delays in spring deliveries. Beyond that it is clear that the environment in Europe became more difficult again and first-quarter weather issues have been well documented in both the US and Europe. With that said, we are taking a modestly more cautious top-line view for the remainder of this year. Going forward we continue to see significant upside, particularly from our cross functional initiatives. As you know, one of our initiatives is focused on profit improvement through a detailed review of our existing operational processes. The initiative is being led internally, but supported by an outside consulting firm, and is divided into seven work streams covering general non-merchandise expense, marketing, supply chain, merchandise planning and allocation, home office, store operations, and real estate and construction. We have completed the diagnostic phase for most of the work streams. In the case of general non-merchandise expense and marketing work streams, which represent approximately 30% of the total addressable spend, we have identified an annual savings opportunity of $35 million to $55 million. We are now moving on to the implementation phase for these two work streams and expect this to take approximately six to 12 months to complete with any benefit recognized this year likely to be modest. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

With regard to the supply chain, home office, and store operations work streams, we have completed the diagnostic phase but still need to validate the process-driven savings opportunities through testing and further analysis. We expect to complete this phase by the end of the second quarter and will be able to better quantify the potential savings opportunity at that time. However, we expect these to be substantial. For the remaining work streams we are still in the diagnostic phase, but have made excellent progress. We will provide an update in our next earnings call. Next, under our cross-functional AUR optimization initiative we have identified a number of specific opportunities to date that we anticipate will yield a meaningful gross margin benefit on an annualized basis. We expect to implement these opportunities by the back half of the year and would expect to begin realizing some benefit within the year. Again, this initiative is ongoing and we expect the benefits to grow as we work through other identified areas of opportunity. As said on our last earnings call, these initiatives are complex and require a high level of cross-functional engagement and analysis. It will also take some time to fully realize the benefits. However, we are very pleased with the progress we have made to date and continue to regard these initiatives as areas of major opportunity for the Company. Beyond these two strategic initiatives, we are also working on a comprehensive update of our long-term strategic plans, taking into account all of the initiatives I mentioned a moment ago and revisiting growth and margin opportunities by channel. A key component of this is our first global market research study that was completed during the quarter. We are excited and energized by all of these initiatives and look forward to sharing more details as we move through the year. As Jonathan will discuss in a moment, we are taking our overall guidance down for the year but we remain very confident that our strategic initiatives will lead to a significant and sustainable improvement in our financial results. In tackling these opportunities we are extremely fortunate to have an incredibly talented group of associates, a very strong team-based culture, and an outstanding group of partners in our supply chain network and beyond. I am extremely proud of this team and want to take this opportunity to thank them for their hard work and dedication and for their commitment to our values. With that I will hand the call over to Jonathan, but I will be available to take your questions later in the call. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Thanks, Mike, and good morning, everyone. For the quarter the Company's net sales were down 9% to $839 million. Total US sales, including DTC, were down 17%; international sales, including DTC, were up 10%; and total DTC sales, including shipping and handling, were down 10%. Including direct-to-consumer, comp sales were down 15% with the US down 14% and international down 16%. First-quarter sales came in below expectations, while we anticipated top-line headwinds from low inventory levels, particularly fall carryover, Sales were also impacted by delays in spring deliveries through the quarter. In addition, the macro environment in Europe became more difficult again, and weather was cooler than expected in both the US and Europe, and in particular compared to last year. Despite those challenges, we were pleased to be able to sustain strong positive comps in a number of markets, most notably China. In addition, new store openings during the quarter performed well. Gross margin for the quarter improved 720 basis points year-over-year, better than expected, reflecting a significant mix benefit associated with selling a higher proportion of current season inventory and a continued tailwind from lower product costs. So while sales were down 9%, gross profit was up 2%. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Operating expense for the quarter was $567 million, down from $570 million last year. Overall expenses for the quarter came in significantly below projection as we flexed down expense in reaction to the lower sales trend in areas such as store payroll, repairs and maintenance, travel and other expense, as well as having lower incentive compensation expense. With regard to equity incentive compensation, we are pleased to have made changes to our plans this year which will further enhance the alignment of these plans with shareholder interests and best practices. First, we have moved to an annual cash incentive compensation plan versus the bi-annual plan we have had in the past. Second, we have significantly increased the performance-based component of our annual equity awards with all eligible associates at the VP level and above now having an element of their equity awards tied to the achievement of EPS goals. Moving on, the operating loss in the quarter was $14 million versus an operating loss of $29 million a year ago. Operating margin improved 140 basis points as gross margin expansion more than offset expense deleverage. This was particularly the case for the direct-to-consumer operating segment where operating margin increased close to 1,200 basis points, including the effect of a significant merchandise mix benefit. And while our international store operating margin was adversely affected by expense deleverage, we expect to achieve around a 30% operating margin on a full-year basis. The tax rate for the quarter was a benefit of 53.7%, including a net gain resulting primarily from the settlement of certain state tax audits. On a full-year basis, we now expect a tax rate of around 33% to 34%. For the quarter, the Company reported a $0.09 loss per basic and diluted share versus a $0.25 loss per basic and diluted share last year. Turning to the balance sheet, we ended the quarter with total inventory down 23% versus a year ago with inventory units down slightly less. As a reminder, we had excess inventory a year ago and on a two-year basis inventory is still up modestly. We ended the quarter with approximately $556 million in cash and cash equivalents and borrowings under our term loan of approximately $146 million. During the quarter, we repurchased approximately 350,000 shares at an average cost of under $47. With regard to our expectations for fiscal 2013, we are taking a modestly more cautious top-line view for the remainder of the year and are now projecting full-year diluted EPS in the range of $3.15 to $3.25. This projection includes an assumption of slightly negative overall comp sales, including direct-to-consumer, for the balance of the year. With regard to the second quarter of fiscal 2013, we expect diluted earnings per share in the range of $0.28 to $0.33. Guidance for all periods does not include the effect of any additional share repurchases, benefits from our process efficiency and AUR initiatives, or the impact of potential impairment and store closure charges. Also, due to the calendar shift from the 53rd week in fiscal 2012, the comparable prior year 13-week period ended August 4, 2012, included approximately $40 million in additional sales versus the reported 13-week period ended July 28, 2012, which provides a benefit to year-over-year sales and earnings. We continue to expect capital expenditures of around $200 million for the year with estimated preopening costs of around $30 million. With regard to real estate plans for the year, we continue to expect to open A&F flagship locations in Seoul and Shanghai as well as approximately 20 international Hollister chain stores. In addition, we will open a small number of international outlet stores. We continue to expect to close approximately 40 to 50 stores in the US in 2013 through natural lease expirations at the end of the year. Finally, I would like to echo Mike's comments about our optimism regarding our cross-functional initiatives and that we expect that these will lead to sustainable and meaningful improvements in our operating margin and return on invested capital. We will continue to talk more about this on our next earnings call. With that I will hand over to Brian to provide some more details on our results for the quarter. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Brian Logan - Abercrombie & Fitch Co. - VP, Finance & Controller Thanks, Jonathan. As reported, first-quarter comp sales were down 15% with comparable store sales decreasing 17% and comparable direct-to-consumer sales decreasing 6%. By brand, comp sales including direct-to-consumer were down 13% for Abercrombie & Fitch, down 5% for Abercrombie Kids, and down 18% for Hollister. Within the quarter comparable sales were weakest in February and March. Across the brands male performed better than female. Changes in foreign currency exchange rates versus a year ago adversely affected sales by approximately $5 million. The effect of the calendar shift due to the 53rd week in fiscal 2012 was not significant to sales. The gross profit rate for the first quarter was 65.9%, 720 basis points better than last year's first-quarter gross profit rate, reflecting a significant mix benefit associated with selling a higher proportion of current season merchandise and a significant tailwind from lower product costs. Stores and distribution expense for the quarter was $449 million, or 53.5% of sales, compared to $456 million, or 49.5% of sales, last year. Expense savings in store payroll, repairs and maintenance, and other stores and distribution expense were more than offset by the deleverage effect of negative comparable sales. MG&A for the quarter was $119 million versus $117 million last year. Increases in IT-related expense and outside services were partially offset by decreases in incentive compensation and other compensation-related expense. Details of international Hollister store openings for the quarter are included on page 10 of the investor presentation. At the end of the quarter we operated 283 Abercrombie & Fitch stores, 149 Abercrombie Kids stores, 593 Hollister stores, and 28 Gilly Hicks stores. This concludes our prepared comments. We are now available to take your questions. Thank you. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions) Kimberly Greenberger, Morgan Stanley. Jay Sole - Morgan Stanley - Analyst Good morning. This is Jay Sole on for Kimberly. Just a question, first of all; just trying to understand the connection between the lower inventory, the comp at Hollister, and the gross margin. It sounds like -- was it really a factor -- when you say lower fall clearance inventory or fall carryover, does that mean lower clearance inventory? And really you need that clearance inventory to drive the comp at Hollister, which is why the comp at Hollister was low and that is why gross margin was high? Is that an accurate statement? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Broadly, yes. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO That is right on. Jay Sole - Morgan Stanley - Analyst So now does that imply for 2Q, when you are talking about the guidance of $0.28 to $0.33 are you saying you will have more clearance inventory at Hollister and so we should expect the comp to be better and gross margin to be lower versus 1Q? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Jay, it is partly a function of what we were lapping in Q1, because if you recall at the end of 2011 we had that very significant fall carryover that we then turned through in Q1 of 2012. So when we were lapping that this year we had much less of that fall carryover inventory. Going into Q2 the situation is a little more normalized, although we did have some excess inventory at the equivalent point last year, but we think that is a much less significant effect in Q2 than it was in Q1. Operator Betty Chen. Betty Chen - Wedbush Securities - Analyst Good morning, everyone. I was wondering, Michael or maybe Jonathan, you could give us a little bit more clarity regarding the top-line assumption. It sounds like in the first quarter April was the strongest and you clearly saw sequential improvement. I would imagine with weather getting better in May that has continued, so I was curious the thinking behind comps being slightly down Q2 through Q4. Is that really related to inventory or Europe or --? Any color you could give us would be really helpful. Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Betty, I think going back to Mike's comments in the script we referenced that 10 percentage points of the negative 15% comp was attributable to inventory. Coming into the quarter we projected, as you recall, down high single-digit comps, which was primarily driven by that lower fall inventory and then as we went through the quarter the spring inventory issues added to that. So we believe, as we said, that those inventory headwinds are substantially behind us, that element of the comp goes away. And then we are certainly seeing our DTC business pick up again nicely. So that is a big factor. Then as we look to the second quarter that was a more favorable compare than the first quarter as well. Operator Adrienne Tennant, Janney Capital Markets. Adrienne Tennant - Janney Montgomery Scott - Analyst Good morning. So my question is on the fashion items. They very much look on trend and so I was wondering -- obviously there was a spring delivery issue. What caused that? 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Do you deem that you have enough of that fashion component? And then for back-to-school is that remedied? Are there any other categories that will be coming in for back-to-school? Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Okay, I would like to just talk some more about the spring inventory. We experienced some unanticipated delays in spring due to a couple of factors, one of which was a function of our transitioning to faster reaction times. As a result, it took a little bit longer than anticipated to flow in some of our spring deliveries. Also, in hindsight, I believe that the first quarter spring inventory plan was somewhat low and this resulted in many items which did not have the necessary depth to drive the business. And I think many of you saw that in the stores. We feel we are in better inventory position going into second quarter, that we have more depth behind key items. I believe that that is going to get even better for back-to-school, and believe it or not, superb by Christmas. Thanks, Adrienne. Operator Lorraine Hutchinson, Bank of America. Lorraine Hutchinson - BofA Merrill Lynch - Analyst Thank you. Good morning. I wanted to follow up on the cost-cutting program that you have out there. You talked about 30% of the spend resulting in $35 million to $55 million. Was that the area where you saw the most low-hanging fruit, or could we see the other 70% of the spend resulting in a similar magnitude of savings? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO I think by definition we are not ready -- we said we are not ready to be precise about that. If you look at the first bucket, it is by its nature more discrete items that could be tackled without having significant cross-functional effects. When you look at the other work streams I think there are two observations. One is they are more complex because they are cross-functional and entail potentially more significant changes in processes, so they are harder to get at in terms of the opportunity. It could be proportionate to what we've seen so far; it could be more, it could be less. I think it depends on the analysis and further insight that we have said we need to work through, including some testing. Operator Paul (inaudible), Wells Fargo. Unidentified Participant Thanks. Can you talk a little bit about AUR in the first quarter US versus international; how you see that trending as you look throughout the year? And just a follow-up on Lorraine's question. Is there any number that you have in your head, guys; as you invest all this time doing the work from an expense perspective is there a number that you are striving towards that we should be thinking about in terms of eventual savings from this program? 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Because if you applied that 30% and looked at the $35 million to $55 million range and you could achieve a similar savings in the rest of the 70% of the buckets, we are talking about what seems like above $100 million opportunity. So I'm just wondering if that is a number that you guys have in your head, if you could share that with us. Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Paul, it is Jonathan. We certainly do have an idea of the range of where we could end up. I think as we said we are not comfortable putting a specific number out there at this point, because we still have to work through a lot of this analysis and testing, which we expect to have done over most of the remaining work streams through the balance of this quarter. So I think we will be much more comfortable at the end of this quarter putting some more specifics around those work streams. There will be a couple of work streams that may take a little longer to work through. So we do internally have a point of view of where this is headed and, as we said, we do believe it's a substantial opportunity. With regard to AUR, overall AUR was flattish for the quarter with slight variation between the different channels. Operator John Morris, BMO. Janine Stichter - BMO Capital Markets - Analyst Hi, it is actually [Janine Stichter] on for John Morris. Also with regards to your AUR optimization, I was just wondering how you were thinking about pricing, particularly internationally. I know you have felt that after you took prices down internationally you might have left some money on the table. So how are you thinking that just considering the macro backdrop that you mentioned got a little bit tougher in 1Q? Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO This is Mike. We believe there are still some opportunities to take tickets up modestly in certain markets and categories, but we will be very judicious. And it will be driven to a large degree by benchmarking that we do on a market-by-market basis. The AUR optimization we see as AUR optimization and we believe the majority of the opportunities will come in the way of being smarter and more targeted with promotions and clearance price points. Operator Janet Kloppenburg, JJK Research. Janet Kloppenburg - JJK Research - Analyst Morning. I was wondering if you could talk a little bit about the trends in April; did they improve in both the United States and Europe? And if your top-line guidance, which I think is what drove the reduction in the annual EPS guidance, if you are less optimistic about a turn in the European business. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

And Jonathan, if you could elaborate on the operating margin decline in Europe to help me better understand what happened there and then why you expect it to get better. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO So I will start with the last piece, Janet. It is partly a function of just the weighting of the different quarters, so what we are saying is that the international margin we achieved in the first quarter is consistent with the full-year rate of close to 30%. Europe would be typically running ahead of the overall international segment because that margin is pulled down to some degree by Japan and Canada. So that is what we are saying, that it is consistent with a full year rate of around 30%. With regard to the trend in April, yes, we did see sequential improvement both in the US and internationally. Operator Barbara Wyckoff, CLSA. Barbara Wyckoff - CLSA Limited - Analyst Hi, everybody. Mike, the women's business seems to have been weak for a while. Can you talk about opportunities and challenges in the mix outside of not having enough of the key items? And just a second quick question, when does that [Jing An Kerry] store open in Beijing? Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO The second part was ----? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Which store, Barbara? Barbara Wyckoff - CLSA Limited - Analyst [Jing An Kerry] in Beijing. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO (inaudible) village. Barbara Wyckoff - CLSA Limited - Analyst Yes. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Okay, I will take both of those. The primary weakness is and has been this quarter in female tops. It is primarily there, and we see that as somewhat weather-related. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Our woven female tops business has been excellent. The shirt business has been excellent. The weakness has been in knits. We are concentrating on that knit business very hard. We think there is a lot of upside potential in the category, so we will be more aggressive with the knit categories as we work our way into back-to-school and Christmas. I am happy you talked about China. That store opens June 29, but this might be the most -- China might be the most important element of the quarter and here is why. Our comp store sales in China were up approximately 40%, even in a difficult inventory environment, which continues to give us optimism about Asia. In addition, our fourth Hollister store in China in Tianjin is performing well, and we believe the future Shanghai flagship will be important to the development of the brand awareness in China. Second, Hong Kong remains strong. Festival Walk and Hysan are two of our most productive and profitable Hollister stores and Pedder Street is doing well. Third, we are excited about the rest of our opportunities in Asia, including opening our first Hollister store in Japan. Thanks, Barbara. Operator Tom Filandro, Susquehanna Financial Group. Tom Filandro - Susquehanna Financial Group - Analyst Thanks very much. Jonathan, when you make the term cross-functional can you kind of talk, give us some examples of exactly what that might mean? I was wondering, too, on those expense savings buckets is there initially some systems and/or personnel costs that will be associated with them? Then, Mike, I just want to be clear to understand the spring inventory. Was that purely a planning issue or was it an issue as you have moved to this more of a chase strategy with vendor partners? Thank you very much. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Tom, just on the first, there is one simple example. How we operate the stores is a significant function of how we plan and allocate merchandise, so that would be an obvious simple example of what we are talking about by cross-functional. And even how our supply chain operates in terms of how we flow merchandise into the store. So that is the type of thing that we are talking about in broad terms. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO The second part of your question, Tom, I believe that both were -- the spring lightness of inventory were planned, oriented in terms of problem. I think the plan was too low and then I think the flow strategy, this chase strategy, was probably -- we could have done better at working our way into that. I think it might have been just a [early] moment in terms of how we are getting that up and going. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Tom, on the last piece, are you asking about one-time type costs? Is that the nature of the question? Tom Filandro - Susquehanna Financial Group - Analyst Yes, not one-time. I am just -- like when you talk about these expense buckets, does that mean you may have incremental expenses related to them initially, where you have got personnel or systems to support the longer-term drive down of those expenses? 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Okay, I got you. No, I don't think broadly we are anticipating that. I think there will be some incremental expense to implement some of these initiatives, but it will be modest, very modest, relative to the overall savings we are going to be realizing. Operator Matt McClintock, Barclays. Matt McClintock - Barclays Capital - Analyst Good morning and thanks for taking my question. I was just wondering if we could focus on the outlets. You talked about maybe opening some more outlets internationally. Just wanted to get your updated thoughts on how your strategy for maybe clearing excess goods internationally has evolved over the last several years and to this decision. Then, ultimately, trying to understanding maybe how that could signal maybe profitability improvements in European and Asian markets. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO We are looking at the stores we have opened; we have got two of them currently in the UK, both doing well. We are looking at them primarily as test stores. We wanted to test the potential for outlets in Europe now that we have been in the region for several years, so I think it is very early days yet. The overall outlet strategy, including how we are going to clear within Europe, will be part of this long-term strategic review that Mike talked about earlier in the prepared remarks that we are anticipating completing in the next couple of months. Operator Dorothy Lakner, Topeka Capital Markets. Dorothy Lakner - Topeka Capital Markets - Analyst Thanks and good morning, everyone. I wondered if you could just provide us with a breakdown on the gross margin in the quarter just between higher levels of in-season product and then the AUC tailwind. Just if you could break that down. Then, going forward, related to that do we still have some tailwind on AUC in this quarter or not? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Sure. The lion's share of the gross margin rate improvement was driven by the mix effect between spring and fall with the average unit cost component for Q1 being a relatively smaller component. We expect to continue getting a modest, somewhat smaller AUC benefit in Q2. Operator Brian Tunick, JPMorgan. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Brian Tunick - JPMorgan - Analyst Thanks, good morning, guys. Just wondering, I guess in the US store segment it look like margins were up in Q1 despite the 15% comp decline. So I guess we were wondering, as the gross margin gains are expected to now normalized, what kind of full-year margin are you expecting for the US stores. I guess similar to your comments that you made around the 30% you are expecting for the international. And all the store closing you guys have gone through the last couple of years beginning to turn the inventory faster now to drive productivity, how do you bucket the one or two biggest top- and bottom-line drivers on the US store segment? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Brian, so on the first part, we haven't given a specific data point on our long-term objective for US stores. We said we want to get it back well up into the 20%s and move it back towards that 30% historic margin with various factors that we have spoken about in the past being part of that, including store closures, as you alluded to. This year we will certainly be close to that 20% mark. Hopefully, a little bit better than that on a full-year basis. Then your second question was --- can you just recap that? Brian Tunick - JPMorgan - Analyst [Sort of] answered that one. I was going to ask about how in the US if you could break out comp, any delta between tourists and promotional stores; was there any big difference there? Then the third one was going to be on the buyback. We were surprised you guys didn't buy back more stock in the first quarter. I'm just wondering if there is any reason from a timing perspective from that. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO I will take the second part, Brian. We typically come into each quarter we put a 10(b)5-1 plan in, which has various trigger prices. We put one in before our window closed. The market moved up pretty significantly and that was one of the factors that contributed to us buying less stock than we have in prior quarters. But our overall share repurchase philosophy is consistent with what we said in the past and we do expect to continue to be repurchasing stock. The promo versus non-promo, promo versus tourist in the US, they were pretty close for the quarter. Operator Oliver Chen, Citigroup. Oliver Chen - Citigroup - Analyst Good morning, thanks. Regarding the expectation [and the] anticipation of the comps improving is that going to be more units or AUR driven? If you could help us dimensionalize that. Then also, this past quarter, just to be clear, when you say there was more spring products left, does that mean merchandise margins were up on a year-over-year basis? So if you could clarify that I would appreciate it. Thank you. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO I am not sure I fully understood the question, Oliver, but, yes, certainly spring merchandise margins, spring class product were up year-over-year. What was the first part of the question again? Oliver Chen - Citigroup - Analyst Just how we should think about the comp, the forecast for the comp. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO We typically don't give that out on a forward-looking basis. Oliver Chen - Citigroup - Analyst But do you feel like there is equal opportunity for units and AUR? And as you guys ----? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO We typically don't break that out on a forward-looking basis. Oliver Chen - Citigroup - Analyst But the improvement in execution on the inventory side should give you access to more units. Is that the right way to think about it? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO I think, as Mike said earlier, we feel pretty good about our current inventory position and we think we are going to be in a very good position by back-to-school. But most of those inventory headwinds we had are behind us and we feel we are pretty close to having the right levels of inventory today. And that means that our normal flow cycle should work as we plan for them to do. Operator Randy Konik, Jefferies. Randy Konik - Jefferies & Company - Analyst Great, can you hear me? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Hey, Randy. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Hi, Randy. Randy Konik - Jefferies & Company - Analyst Hi, how are you guys doing? So just quick one. Just back on the inventory, because we've seen in the past the inventory either be very, very high or very, very low here. So just very simply, what can we take and give the market confidence that that inventory will be in a good place for the balance of the year and into 2014? Then next, I know we have talked a lot about the potential expense savings. It sounds like it is a 2014 calendar-type event for the numbers. Just regarding, I guess, cash flow then, would you think about the CapEx guidance you gave for this year being about, I think, $200 million? Is that something like what we should be thinking about from an ongoing perspective that the CapEx of the business being more closer to these type of number over the next few years coupled with these new SG&A kind of expense cuts being sustainable over a multi-year period? Then, lastly, does the guidance that you gave on the conference call, does that incorporate FX headwinds or anything like that? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO I will take a couple of those to start off with. The CapEx will in part be a function of this long-term strategic review we are doing, and that is going to inform us in terms of the strategy and store openings and different channels going forward. So I think at this point it is a little premature to be projecting a specific run rate, although we would certainly expect the $200 million that we are going to be at this year to be a starting point. But I think it is too early to say beyond that what a likely ongoing run rate is going to be. The benefit of the expense saves; absolutely we view that as being primarily a 2014 event with possibly some modest benefit flowing in at the back end of this year, but primarily 2014. Question about incorporating FX headwinds; our projection is generally based on the current spot rate, so the projection that lies behind our guidance would reflect the prevailing rates today. And to the extent those rates move materially then that would impact the guidance going forward. I think you had one other question about inventory levels going forward. We plan the levels of inventory that we think are appropriate to the sales trajectory of the business. And if we are disciplined about doing that then we would expect those inventory levels to remain consistent with where we have been the past couple of quarters in terms of types of turns we are seeing. And we have, as you know, also said that our objective is to continue to get some efficiency out of inventory going forward. Operator Edward Yruma, KeyBanc. Edward Yruma - KeyBanc Capital Markets - Analyst Thanks for taking my question. You highlighted the move to cost accounting, I believe it was last quarter, and you talked about some of the systems that enabled that. I guess have there been any learnings, either in terms of visibility into selling margin or things that you can do differently going forward as a result of some of the systems upgrades? 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Ed, I think we have alluded to that in the past in terms of the better day-to-day visibility it gives us in terms of reading the business; the margin we are making by channel, by class of inventory, which the old retail system tended to obscure as units went through their life. So I think particularly when we look at the impact of clearance selling, how we would optimize gross margin relative to sales, it is much more helpful to have cost basis information than the old retail method information. So that would be one high-level example. If you look at this quarter, clearly we did very well on the gross margin rates despite the negative comp. And if you look at where we made our gross margin between spring and fall that gives us some very interesting insight as to how we are going to be able to drive the bottom line going forward. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO I do have to add, though, that it is a new system and we are working our way into it. Operator [Blair Pearson], Robert W Baird. Blair Pearson - Robert W. Baird - Analyst Thank you. One more quickly on inventory. Can you just describe maybe how you plan summer or back-to-school inventory relative to spring? And also the composition of inventory at quarter-end given that it ended down 23% year on year? And if the inventory deliveries are now on track and the issues with changing to the faster response system are fixed? Thank you. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Let me respond to that. I think they are. I think that we are doing, clearly, better in moving to faster reaction time. Looking at spring inventory levels, I think the spring inventory is still a bit light. However, last year at this time, and this is an important point, we were significantly over-inventoried which resulted in a lack of newness for second quarter that adversely affected us as we worked the inventory down during the quarter. Operator Jennifer Black, Jennifer Black & Associates. Jennifer Black - Jennifer Black & Associates - Analyst Good morning. I was curious to know if you could talk about accessories as a category -- you were really excited about accessories -- and some of your big wins. And also could you mention Gilly Hicks? Then, lastly, how do you feel about the overall fashion trends through the balance of the year? Do think there is enough newness, and I'm just talking overall, to draw your consumer into the stores? Thank you so much. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Okay. Accessories first. We are very excited about accessories and we have really just started there. Many categories that are brand new; we will be rolling out more categories as we get into back-to-school as we get into Christmas. We think there is major volume and profit opportunity here. And this is a category you have been talking to me about for a long time, so expect to see more and more of them. Gilly Hicks, let me talk about Gilly for a second. I think what I have to say is that we remain excited about the potential of the brand and the broader intimate apparel category. We are focused very much on how to best drive Gilly forward. The online business has been incredibly strong, which isn't a surprise, and our Gilly test in Hollister stores has worked well and will be expanded this summer, actually back-to-school. We have some legacy issues with US store square footage and we still need to figure that out, but overall we remain very excited about the brand. I think your third question was about will there be enough fashion to bring people into the stores for the balance of the year and I believe there will be. I think our fashion is looking better and better. We are turning it well. I don't want to talk about what I think that fashion is, but I think if you look in the stores now we have really good fashion and I think we will continue to deliver that. Operator Marni Shapiro, The Retail Tracker. Marni Shapiro - The Retail Tracker - Analyst You are still turning your fashion way too fast for my taste. Needs to slow it down, slow it down, bring some more in. But I'm very curious, the promotions felt -- they felt pulled back this quarter and I felt like the stores felt what I would call rightly promotional. And I was wondering if was a function strictly of the lack of carryover inventory or the very good sell-throughs of fashion or the combination of both. And I guess how should I think about it ongoing? Because this quarter you didn't have one of your big spring blowout type of sales and I'm just trying to wrap my hand around what I should be looking for over the next couple of quarters. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Marni, I think it is certainly an inventory function to a meaningful degree. We had all that fall carryover again last year that was a big factor. And then not only did we not have that this year, but we also were running light on spring inventory so I think that was certainly a factor in our promotional cadence. But I think, as we have long said, our objective over time is to progressively become less promotional. Operator Stephanie Wissink, Piper Jaffray. Stephanie Wissink - Piper Jaffray - Analyst Good morning, everyone. Jonathan, if I could just ask one clarification question on the guidance. How should we think about the balance between gross margin improvement and the existing operating costs through the balance of the year? I think you had answered a question earlier regarding Q2 where the gross margin might be a bit softer, but how should we think about that just in general over the balance? 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Then, Mike, I would really be interested to hear from you on the loyalty program in terms of membership and what you are seeing in terms of opportunities to potentially allocate marketing dollars differently, maybe more efficiently. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Just on the gross margin rate for the full year, Steph, we are anticipating a rate in the mid-60%s. Q2 will probably be lower than the balance of the year. It will probably be the lowest quarter from a gross margin rate on a full-year basis. Then I think your second question was about loyalty program numbers and marketing strategy, or a combination of those two. On the numbers, our CRM programs have continued to grow nicely over the course of the quarter and we are seeing increased penetration of club members in our store transactions, which is one of the key measures we are looking at that through. So that has continued to move along nicely. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO I would like to make a comment about marketing. And that is that I would like to take this opportunity to give an official welcome to Craig Brommers, who recently joined our team as Senior Vice President of Marketing coming from Calvin Klein. Operator Dana Telsey, Telsey Advisory Group. Dana Telsey - Telsey Advisory Group - Analyst Good morning, everyone. Mike, can you talk a little bit about this transition to the faster reaction times? How are you adjusting to that internally? Does it differ by division or impact one brand more than another in terms of margins and inventory levels? Lastly, initial thoughts on any updates to the long-term strategic plans? Are you thinking about store openings? Is it countries that you enter? Is it outlet versus regular stores? How do you think about it? Thank you. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Okay, to answer the first part of your question, it really is the same across the brands. But let me give you a little more color on how we are looking at improving speed to market, because it is made up of a number of factors which are uniform across the business. The first is shortening the development cycle, which we have done; second is increasing vendor collaboration; third is interesting, that is increasing sourcing in the Americas; fourth, holding more open to buy for chase; and fifth, increasing the positioning of the core fabrics. I will let Jonathan take the second part of the question. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO On the second part, the strategic plan is, first of all, looking at where the world is going by market and by channel over the next few years and having an informed point of view on that. Secondly, taking into account what we are seeing in terms of the results from this customer research study and also at the overall operating model from a profitability standpoint that will come out of the cross-functional initiatives we talked about. And then pulling all those things together to go market by market, channel by channel and look at where we think the greatest growth opportunities are, the greatest return on invested capital. And that certainly includes potentially opening more stores internationally; potentially outlets would 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

be part of that. So looking at all the different channels available to us and where we think the greatest return will be in the context of where we think the world is going and where our brands should be positioned in that context. Operator Eric Beder, Brean Capital. Eric Beder - Brean Murray, Carret & Co. - Analyst Good morning. Could you talk a little bit about -- two things, could you talk a little bit about the branded product and where is branded? Are we seeing a pushback in terms of the women's product for branded, in terms of logo product? Where does that go longer-term? Is the logo product -- where is the place in logo product in the mix? Secondly, you did the share buyback. What should we be thinking about in terms of share count for the rest of the year? Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Let me respond to the first part of the question, logo wear. We are defining that, that is kind of across-the-chest logo, is still a business for us. It is a declining business and we are, in fact, pushing that number down as we build other categories to take its place. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Eric, on the second part of that, our share repurchase philosophy is very consistent with what we have said in the past. We want to always maintain our cash cushion of $350 million at the low trough point in the cycle. Beyond that, if we think the stock is attractively priced on a long-term basis, we would expect to be buyers and we continue to evaluate the return for buying back our own stock versus the return on capital from other uses of capital. So that is essentially the same philosophy we have had for a good period of time. Operator Omar Saad, ISI Group. Omar Saad - ISI Group - Analyst Thanks. Wanted to ask you about the global market research study you guys alluded to in the prepared remarks; what the genesis of that is, what you have learned, or what you hope to learn from that study. Then I also had wanted to get your thoughts as it relates to the cost savings analyses that you have been doing. Incidentally did you uncover any areas where you found that maybe you were under investing and needed to kind of re-allocate some cost to certain areas? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Sure. On the market research study, Omar, we surveyed 20,000 consumers across the US, Canada, UK, Germany, China, Hong Kong, Japan, and Korea. The study looked at brand perceptions, category perceptions, key shopping behaviors, as well as consumer segmentations and classic brand funnel metrics for us, and for our brands relative to a defined set of competition in each market. 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

So we are getting all of those results in now. We have been through in detail the results for the US market and then we are going to be working through the other markets over the next couple of weeks. So we're getting some great insights with that. It is not something we are planning to elaborate on publicly, frankly, in terms of those insights, because we paid a decent amount of money for this study. But we are very interested by what we have learned from this study so far and we think it is going to be a key component of shaping our plans for the next few years. In terms of your second question, I think that is certainly something that is a lens through which we have looked at the process improvement initiative. Are there areas where potentially we could spend more? We are open to that and that will particularly come in the area of some of these process changes. So we are not ruling that out as a possibility, but net of any incremental investments we certainly anticipate there will be substantial savings as we go through these remaining work streams. Operator Jeff Black, Avondale Partners. Jeff Black - Avondale Partners - Analyst Could you guys talk about the direct business, which had been growing despite negative comps last year? How much of that weakness is inventory? How much of that is Europe versus the US? And did that business also respond favorably in April? Just more color on that would be helpful. Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Jeff, I think the direct business is very significantly driven by the fact that in the first quarter of 2012 we were using it to clear through a lot of that fall carryover inventory, so when we lapped that this year that had a very significant effect on the overall year-over-year comps. We expect to be back on track going forward with much healthier DTC comp rates. Much healthier both in terms of the absolute number, but also in terms of the margin they are delivering, which was still very good in Q1 given that we were lapping some very low margin volume from the year-ago period. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO I just have to reinforce that that there is strong profit growth in DTC, even given that top-line problem. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO And spring comps for Q1 on DTC were up nicely as well. Operator Liz Dunn, Macquarie. Liz Dunn - Macquarie Research - Analyst Sorry about that. Hello, can you hear me okay? 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Hi, Liz. Liz Dunn - Macquarie Research - Analyst My first question relates to some of your longer-term comments you have made in the past about returning to sort of a low-teens operating margin. As you start to get into this cost savings program, as well as thinking about your AUR project is it fair to say you have more confidence about your ability to achieve those targets? And what time frame would you be looking at? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO I think it is going to be a combination of these various things we have talked about coming together. It is the two specific cross-functional initiatives, which, as we get further along and are able to more specifically quantify those, that will obviously be a piece of the equation. Then there is the long-term strategic plan update which will be a significant component of it, too. So I think it is as all those things come together over the next few months we will have better visibility on where we see the business and margins going over the next three to five years. Operator John Kernan, Cowen and Company. Jerry Gray - Cowen and Company - Analyst This is Jerry Gray on for John actually. I just have another question about the e-commerce business. I was wondering if you could give us some color on what you think the potential growth opportunity is there in the long term in terms of what type of mix you can get to. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO I think it is huge. It is a major priority; we have been investing in it. We have had very strong growth in Europe since we made some key investments there. We are still relatively modest in scale in Asia, but we think that is a huge opportunity and we think there is still huge upside in the US as well. So I think across all geographies we think it is a major opportunity. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO And the target seems to be a moving target. It gets better and better. Operator That does conclude our question-and-answer session and that does conclude our conference call. Thank you very much for your participation. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Thank you. 21 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Thank you. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2013, Thomson Reuters. All Rights Reserved. 5089041-2013-05-24T20:11:24.283 22 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 24, 2013 / 12:30PM, ANF - Q1 2013 Abercrombie & Fitch Co. Earnings Conference Call